Company  contacts:                      Investor  Relations
Medix  Resources,  Inc.                 Lippert/Heilshorn  &  Associates,  Inc.
John  P.  Yeros                         Keith  L.  Lippert  (keith@lhai.com
(303) 393-1515                          Sue  Yeoh  (sue@lhai.com)
Cymedix  Lynx  Corporation              (212)  838-3777
Keith  Berman                           Bruce  Voss  (bruce@lhai.com)
(805) 230-1133                          (310)  575-4848

               MEDIX RESOURCES' CYMEDIX LYNX CORPORATION SUBMITS
                     SOFTWARE THEFT DEMAND LETTER AGAINST
                      ANDRX CORPORATION AND CYBEAR, INC.


Denver (March 19, 1998) - Medix Resources, Inc. (NASDAQ: MDIX) today announced that its wholly owned subsidiary Cymedix Lynx Corporation (Cymedix) has submitted formal demand to Andrx Corporation (Andrx) (NASDAQ: ADRX) for treble damages in the amount of $396.6 million, representing a direct and proximate result of alleged activities conducted by Andrx, Cybear, Inc. and individuals employed by Andrx.

The demand alleges theft and unlawful appropriation of Cymedix' computer medical software for remote online healthcare providers and Cymedix' internet medical communications technology, commonly referred to as Lynx, for which a preliminary patent application was filed on October 15, 1996 and a final patent application was filed in the United States Patent and Trademark Office on October 14, 1997.

In addition, the letter provides formal notification that Cymedix intends to file a claim under Florida's Racketeer Influenced and Corrupt Organization Act
(RICO) against Andrx, Cybear and certain Individuals employed by Andrx regarding computer-related crimes. The letter also provides formal notice that Cymedix further intends to file additional claims of conversion; patent infringement; federal and state claims of unfair, unconscionable and deceptive trade practices; misappropriation of trade secrets; violation of Florida's Uniform Trade Secrets Act; and breach of fiduciary duty.

The Company cannot foresee how this matter will proceed, how long it will take to resolve, or how the ultimate impact of this matter will affect the financial condition of the Company. The Lynx program represents a substantial investment by the Company and is expected to be an important source of future income.

Medix  Resources,  Inc.  is a healthcare services company with two synergistic
lines  of  business.    The  Company  provides  skilled  nursing,  therapy,
rehabilitation and other medical personnel for flexible staffing in home care, and in a broad spectrum of healthcare and educational facilities. Through its wholly owned subsidiary, Cymedix Lynx Corporation, the Company also offers Lynx, a secure, patent-pending medical communications product that makes use of the Internet to facilitate more cost-efficient patient care.

                                      ***

"Safe Harbor" Statement under the Private Placement Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. Reference is made to the Quarterly Report on form 10-QSB filed with the SEC on November 14, 1997.